Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: October 29, 2015
Contact: Angela Richards
515.281.1014
arichards@fhlbdm.com

FHLB Des Moines Reports Third Quarter
2015 Preliminary Unaudited Financial Results

Bank Recorded $100.3 Million in Net Income through First Nine Months of 2015;
Advances were $74.5 Billion at September 30, 2015, an All-time High

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the quarter ended September 30, 2015. The Bank expects to file its Third Quarter 2015 Form 10-Q with the Securities and Exchange Commission (SEC) on or about November 15, 2015.

Merger

As previously reported, effective May 31, 2015, the Bank and the Federal Home Loan Bank of Seattle (Seattle Bank) completed the previously announced merger (the Merger) pursuant to the definitive merger agreement, dated September 25, 2014. At closing, the Seattle Bank merged with and into the Des Moines Bank, with the Des Moines Bank surviving the Merger as the continuing Bank. The first date of operations for the combined Bank was June 1, 2015.

The operations of the merged Seattle Bank have been included in the financial statements since June 1, 2015. The Merger had a significant impact on all aspects of the Bank's financial condition, results of operations, and cash flows. As a result, financial results for the current period are not directly comparable to financial results prior to the Merger.

Operating Results

For the three and nine months ended September 30, 2015, the Bank recorded net income of $38.9 million and $100.3 million compared to $26.6 million and $90.6 million for the same periods in 2014. The Bank's net income was primarily driven by net interest income, other income (loss), and other expense.

The Bank's net interest income totaled $87.4 million and $235.6 million for the three and nine months ended September 30, 2015 compared to $64.0 million and $176.7 million for the same periods last year. The increase was primarily due to an increase in interest income resulting from higher advance and investment volumes. The Bank's net interest margin was 0.29 percent during both the three and nine months ended September 30, 2015 compared with 0.28 percent and 0.30 percent during the same periods last year.

The Bank's other income (loss) totaled $(11.8) million and $(14.7) million for the three and nine months ended September 30, 2015 compared to $(18.1) million and $(29.3) million for the same periods last year. The primary drivers of other income (loss) were net gains (losses) on derivatives and hedging activities and net gains (losses) on trading securities as described in the paragraphs and operating results table on the following pages.

The Bank utilizes derivative instruments to manage interest rate risk, including mortgage prepayment risk. Accounting rules require all derivatives to be recorded at fair value and therefore the Bank may be subject to income statement volatility. During the three and nine months ended September 30, 2015, the Bank recorded net losses of $43.7 million and $38.8 million on derivatives and hedging activities through other income (loss) compared to net losses of $16.8 million and $78.8 million during the same periods last year. These fair value changes were primarily attributable to the impact of changes in interest rates on interest rate swaps that the Bank utilizes to hedge its investment securities portfolio.

Trading securities are recorded at fair value with changes in fair value reflected through other income (loss). During the three and nine months ended September 30, 2015, the Bank recorded net gains on trading securities of $16.8 million and $8.6 million compared to net gains of $0.7 million and $47.2 million during the same periods in 2014. These changes in fair value were primarily due to the impact of interest rates and credit spreads on the Bank's fixed rate trading securities and were offset by changes in fair value on derivatives that the Bank utilizes to economically hedge these securities.

During the three and nine months ended September 30, 2015, the Bank's other income (loss) was also impacted by a gain on a litigation settlement totaling $12.5 million. During the three and nine months ended September 30, 2014, the Bank’s other income (loss) was also impacted by losses on the extinguishment of debt of $10.0 million and $12.7 million and realized gains on the sale of held-to-maturity and available-for-sale securities of $6.4 million and $9.7 million.
Other expenses totaled $31.8 million and $107.9 million for the three and nine months ended September 30, 2015 compared to $17.7 million and $48.4 million for the same periods last year. The increase was primarily due to merger related expenses of $2.7 million and $38.1 million for the three and nine months ended September 30, 2015. During both the three and nine months ended September 30, 2014, merger related expenses totaled $0.7 million. Merger related expenses primarily included compensation and benefit expenses and merger transaction and integration expenses. In addition, compensation and benefits, professional fees, contractual services, and other operating expenses also increased during the three and nine months ended September 30, 2015 when compared to the same periods last year due primarily to additional costs associated with operating a larger institution and temporary transitional expenses due to the Merger.

Balance Sheet Highlights

The Bank's total assets increased to $120.4 billion at September 30, 2015 from $95.5 billion at December 31, 2014 due primarily to an increase in investments and advances. Investments increased $14.8 billion due primarily to the acquisition of investment securities as a result of the Merger. Advances increased mainly due to advances acquired as a result of the Merger, as well as increased borrowings from insurance company members, partially offset by a decrease in borrowings from a large depository institution member.

The Bank's total liabilities increased to $115.3 billion at September 30, 2015 from $91.2 billion at December 31, 2014 due primarily to consolidated obligations assumed as a result of the Merger. Total capital increased to $5.1 billion at September 30, 2015 from $4.3 billion at December 31, 2014. The increase was primarily due to an increase of $657.5 million in capital stock outstanding due to capital stock issued as a result of the Merger and as a result of member activity. In addition, the Bank recorded additional capital from merger on the merger date which primarily represents the amount of the Seattle Bank's closing retained earnings balance, adjusted for fair value and other purchase accounting adjustments, and identified intangible assets. Dividends to the Bank’s members have been paid from this account since the merger date. The Bank intends to pay future dividends to members, when and if declared, from this account until the additional capital from merger balance is depleted. Additional capital from merger totaled $220.6 million at September 30, 2015.

Additional financial information will be provided in the Bank's Third Quarter 2015 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or about November 15, 2015.

Prior Period Revision

During the third quarter of 2015, the Bank identified certain errors in its previously issued financial statements and footnotes for the three and six months ended June 30, 2015. The Bank determined after evaluating the quantitative and qualitative aspects of these errors that the Bank's previously issued financial statements and footnotes were not materially misstated. The Bank has chosen to revise the information for the three and six months ended June 30, 2015 in its Third Quarter 2015 Form 10-Q filing.

Dividend

In November, the Board of Directors is scheduled to review the third quarter 2015 dividend. A dividend announcement is expected on or about November 15, 2015.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)
	September 30,	December 31,
Statements of Condition (dollars in millions)	2015	2014
Advances	$74,484	$65,168
Investments	37,911	23,079
Mortgage loans held for portfolio, net	6,878	6,562
Total assets	120,360	95,524
Consolidated obligations	113,735	90,135
Mandatorily redeemable capital stock	106	24
Total liabilities	115,242	91,212
Capital stock - Class B putable	4,126	3,469
Additional capital from merger	221	—
Retained earnings	770	720
Accumulated other comprehensive income	1	123
Total capital	5,118	4,312
Total regulatory capital[1]	5,223	4,213

1    Total regulatory capital includes capital stock, mandatorily redeemable capital stock, additional capital from merger, and retained earnings.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating Results (dollars in millions)	2015	2014	2015	2014
Net interest income	$87.4	$64.0	$235.6	$176.7
Provision (reversal) for credit losses on mortgage loans	0.5	(1.4)	1.4	(1.7)
Other income (loss):
Net gains (losses) on trading securities	16.8	0.7	8.6	47.2
Net gains (losses) from sale of available-for-sale securities	—	—	—	0.8
Net gains (losses) from sale of held-to-maturity securities	—	6.4	—	8.9
Net gains (losses) on financial instruments held at fair value	0.5	—	0.1	—
Net gains (losses) on derivatives and hedging activities	(43.7)	(16.8)	(38.8)	(78.8)
Net gains (losses) on extinguishment of debt	—	(10.0)	—	(12.7)
Gains on litigation settlements	12.5	—	12.5	—
Other, net	2.1	1.6	2.9	5.3
Total other income (loss)	(11.8)	(18.1)	(14.7)	(29.3)
Other expense:
Compensation and benefits	12.4	8.7	33.9	24.3
Contractual services	3.9	1.1	8.5	5.0
Professional fees	4.5	1.1	6.4	2.7
Merger related expenses	2.7	0.7	38.1	0.7
Other operating expenses	4.2	2.3	10.1	6.9
Federal Housing Finance Agency	1.9	0.8	5.0	2.4
Office of Finance	1.4	1.0	3.8	2.8
Other, net	0.8	2.0	2.1	3.6
Total other expense	31.8	17.7	107.9	48.4
Assessments	4.4	3.0	11.3	10.1
Net income	$38.9	$26.6	$100.3	$90.6
Performance Ratios
Net interest margin	0.29%	0.28%	0.29%	0.30%
Return on average equity	3.08%	2.69%	2.91%	3.32%
Return on average capital stock	3.92%	3.43%	3.66%	4.27%
Return on average assets	0.13%	0.12%	0.12%	0.15%
Regulatory capital ratio	4.34%	4.24%	4.34%	4.24%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's Third Quarter 2015 Form 10-Q expected to be filed on or about November 15, 2015 with the SEC.

###

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to nearly 1,500 members, including commercial banks, thrifts, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional Banks that make up the Federal Home Loan Bank System.